Exhibit (a)(5)(L)

Acquisition of SuccessFactors

On Demand Manager Communications Kit

Strictly Confidential – Do Not Distribute

Introduction / SAP has publicly announced its intent to acquire SuccessFactors.

Cloud – together with the core, mobility, and in-memory computing – is a key pillar of our growth strategy to achieve the company’s 2015 targets. With SAP Business ByDesign we offer the most modern and complete cloud suite in the market and will reach our goal of 1000 customers by the end of the year. In addition, much of the cloud market today is a line of business (LOB) market, which we are currently addressing with LOB solutions such as SAP Sales on Demand, and on-demand solutions for sourcing, and travel and expense management.

With the acquisition of SuccessFactors we will gain immediate strength and leadership in the fast growing segment of cloud-based applications for people and talent management. And we will be the only company that can offer end-to-end processes integrating world-class line of business cloud offerings with the most respected on-premise solutions available.

This strategic milestone is both exciting to the long-term growth of our company and of great interest to many of you and our customers alike. This manager communications kit is specifically for On Demand managers to provide further insights and resources to support the rationale of this acquisition. Talking points to help you get the conversation started with your teams are below.

What has been announced?

On December 3, 2011, SAP announced its intent to acquire SuccessFactors.

Who is SuccessFactors?

SuccessFactors is a leading provider of cloud-based human capital management solutions, with over 1,400 employees in roughly 20 offices worldwide. The Company is headquartered in San Mateo, California.

SuccessFactors is the leading provider of cloud-based Business Execution Software, which delivers business alignment, team execution, people performance, and learning management solutions to organizations of all sizes across more than 60 industries. With approximately 15 million subscription seats globally, they deliver innovative solutions, content and analytics, process expertise and best practices insights from serving their broad and diverse customer base. Today, SuccessFactors has more than 3,500 customers in more than 168 countries using their application suite in 34 languages.

Why is SAP acquiring SuccessFactors?

With SAP Business ByDesign, we offer the most modern and complete cloud suite in the market. In addition much of the cloud market today is a line of business market. These solutions focus on targeted functionalities and very specific business-users. While companies appreciate the simplicity of focused cloud solutions, they increasingly require integration with their core on premise applications.

That is where SAP comes in with the acquisition of SuccessFactors. We will be the only company that can offer end-to-end processes integrating world-class line of business cloud offerings with the most respected on premise solutions available.

SuccessFactors also gives us the strength of a first generation cloud company with 10 years of experience in that market. Their leadership and expertise will complement and accelerate our line of business cloud offerings like Sales on Demand, Travel and Expense Management on Demand, and Sourcing on Demand.

Is SAP’s acquisition of SuccessFactors an indication that we aren’t meeting the company’s goals?

No. The acquisition of SuccessFactors simply gives us an immediate jump-start in market presence and catapults us to a leadership position in enterprise cloud solutions which will almost immediately add significant value to our existing customers, as well as our partners and prospects. With SAP Business ByDesign we have already a strong OnDemand Suite in the market. In addition to our strong SAP Sales on Demand offering SuccessFactors’ technology is complementary to SAP’s current portfolio of cloud and core HCM solutions.

What will happen to me and my team? Will we lose our jobs?

No. This transaction is about growth and not about layoffs. With the acquisition of SuccessFactors the SAP Executive Board demonstrates its strong commitment to the Cloud market and that we need all people and expertise in that business environment.

We just presented SAP’s Cloud and On Demand strategy at SAPPHIRE Madrid. Has any of that changed as a result of this acquisition? Do we still have a part to play?

No, none of that strategy has changed. In fact, with the announcement of SuccessFactors, we will be accelerating that strategy significantly given their in-depth knowledge of the cloud, expansive customer base (3,500) and 15 million subscription seats and offerings in 34 languages.

Teams at both SAP and SuccessFactors will play a role as part of this new, joint powerhouse. We will continue to rely on your support to execute on the new deliverables that will support the strategy shown at SAPPHIRE.

Will Peter Lorenz continue to lead on Demand?

Yes, Peter will continue to lead SAP’s On Demand team.

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When can we meet our SuccessFactors colleagues?

It is extremely important for all employees to remember that we must allow the tender process and regulatory review to proceed without delay or interruption. Until the acquisition of SuccessFactors is complete, at NO TIME may any SAP employee reach out to SuccessFactors employees, or visit SuccessFactors locations, without the expressed permission of the Corporate Development team. For those individuals who have already established partner relationships with SuccessFactors employees, you can continue to perform your typical job functions as you normally would. However, please limit all conversation to your normal course of business and refrain from discussing the acquisition or related speculations.

Are there overlaps in jobs between our On Demand organization and those at SuccessFactors?

Given SuccessFactors is also an On Demand organization; there is a possibility of job overlaps. However, in order to execute on our growth strategy, we will require all hands on deck. We will certainly continue need all people and expertise that we have build up in the OnDemand business. After the tender offer is successfully completed we will determine how we make best use of our resources without any overlaps for future developments, keeping in mind that SuccessFactors will remain operating as a separate company.

For SuccessFactors employees who are located near an SAP office will they move to the SAP facility?

The acquisition is currently in a tender offer period, whereupon SuccessFactors employees are expected to remain at their SuccessFactors facilities and SAP employees are refrained from contacting SuccessFactors employees.

How will reporting lines work? Will we have to report into the SuccessFactors team?

Upon completion of the transaction, the CEO of SuccessFactors, Lars Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. SuccessFactors will remain independent and be named “SuccessFactors, an SAP company.” The chairman of SAP’s supervisory board, Hasso Plattner, recommended that Lars Dalgaard be appointed to the executive board of SAP. SAP’s On Demand organization continues to be part of the Product & Solutions board area, with Peter Lorenz as Corporate Officer and EVP, SAP OnDemand, reporting directly to Jim Hagemann Snabe.

Is it possible for me to move over to work on SuccessFactors’ projects?

The acquisition is currently in a tender offer period, upon successful completion and close of the transaction, you are expected to continue with your current job and SuccessFactors employees are expected to do the same. Until that time, we cannot engage in discussions about organizational reporting or transition of employees from one team to the other.

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When will the acquisition close?

The acquisition is targeted to close in Q1, 2012 subject to regulatory approvals and customary closing conditions, like e.g. the tender of a majority of the outstanding shares of SuccessFactors.

SuccessFactors employees will remain operating out of their current locations. No immediate changes are planned, however, details regarding future office locations will be analyzed after the successful completion of the share tender offer.

What is the integration timeline?

Right now, business at SuccessFactors will operate as usual. As soon as the tender offer period is complete and the transaction is closed, we will begin the process of integrating the product and go-to-market strategies and determine the optimal method to execute on our strategies.

SAP Career OnDemand

Are you going to stop working on SAP Career OnDemand?

No, the development project will not be stopped now and we will re-assess timelines according the timelines of the close of this acquisition.

Currently SAP has declared the intent to acquire SuccessFactors. Until deal closure we are going to continue to execute as planned. Final impact on the SAP Career OnDemand project will be decided upon over the next couple of weeks. We will keep our existing co-innovation customers and partners informed very timely.

We will make sure to further develop on the concepts gathered and ideas developed via co-innovation for SAP Career OnDemand. We will leverage the conceptual innovations of SAP Career OnDemand and take decisions on the overall roadmap after the deal has been closed.

What will happen to the co-innovation program for SAP Career OnDemand?

We will continue to drive co-innovation with our customers irrespective of the platform and solution we do build on.

Will you pilot SAP Career OnDemand with your co-innovation customers?

Depending on the course of the acquisition project, we will discuss with our customers and partners individually.

Does it make sense for customers to continue the co-innovation?

For SAP the contribution from customers and partners is extremely valuable. We would very much appreciate if they continue in the co-innovation program

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What if I have further questions?

Please contact Peter Lorenz or your HR Business Partner.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of SuccessFactors common stock described herein has not commenced. At the time the offer is commenced SAP America, Inc. and SuccessFactors Expansion Corporation, an indirect subsidiary of SAP AG, will file a Schedule TO Tender Offer Statement with the Securities and Exchange Commission, and SuccessFactors, Inc. will file a Schedule 14D-9 Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Those materials and other documents filed by SAP AG, SAP America, Inc., SuccessFactors Expansion Corporation or SuccessFactors with the SEC will be available at no charge on the Securities and Exchange Commission’s web site at www.sec.gov. The Schedule TO Tender Offer Statement and related materials may be obtained for free by directing such requests to SAP AG, Attention: Stefan Gruber, Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany, Telephone: +49 6227 744872. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to SuccessFactors Global Headquarters, Attention: Hillary Smith, 1500 Fashion Island Blvd. Suite 300, San Mateo, CA 94404, USA, Telephone +1 (650) 645-2000.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “’will” and similar expressions as they relate to SAP or SuccessFactors are intended to identify such forward-looking statements. This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of SuccessFactors, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the failure to retain key SuccessFactors employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and SuccessFactors to achieve the anticipated synergies of the proposed transaction and other risks detailed in SAP’s and SuccessFactors’s SEC filings, including those discussed in SAP’s annual report on Form 20-F for the year ended December 31, 2010 and SuccessFactors’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. Neither SAP nor SuccessFactors is obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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SAP Acquisition of SuccessFactors: Strategic Rationale

This document is meant to give a high level summary of the strategic rationale behind SAP’s acquisition of SuccessFactors. This information is STRICTLY CONFIDENTIAL so please DO NOT CIRCULATE outside of SAP. If you or your employees have any questions that have not been addressed in this communications kit, please contact your HR business partner.

Overview

SuccessFactors is a market-leading provider of cloud-based human capital management solutions, with over 1,400 employees in roughly 20 offices worldwide. The Company is headquartered in San Mateo, California.

SuccessFactors is the leading provider of cloud-based Business Execution Software, which delivers business alignment, team execution, people performance, and learning management solutions to organizations of all sizes across more than 60 industries. With approximately 15 million subscription seats globally, they deliver innovative solutions, content and analytics, process expertise and best practices insights from serving their broad and diverse customer base. Today, SuccessFactors has more than 3,500 customers in more than 168 countries using their application suite in 34 languages.

By combining the two companies, it will significantly accelerate SAP’s cloud strategy and catapult SAP into the leadership position in HCM on Demand.

People Leadership

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Managing talent, and the people agenda, is a topmost priority for business leaders worldwide. SuccessFactors is the undisputed leader in cloud-based HCM with 15M end-users across industries and geographies, and sustained growth and innovation.

Business Synergy

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SAP customers represent 14% of SuccessFactors’ business. SuccessFactors and SAP, with our more than 15k HCM deployments, will be the unbeatable HCM solution in the market. The millions of additional SAP end users is an enormous market of opportunity.

World-class Expertise

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SuccessFactors runs a high-performing, low-cost and very desirable native Cloud application that end-users and customers are passionate about, with an equally passionate team of deep domain experts. The addition of this technology and talent will provide expertise and leadership to cloud efforts.

Acceleration of Growth and Innovation

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The combination of SAP Business ByDesign, differentiated with our HANA-based cloud architecture, is perfectly complementary and synergistic to SuccessFactors. This is an acquisition to acceleration growth and innovation, and not consolidation.

Cloud Growth With Continuity

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SuccessFactors represents the best fit for SAP’s growth in the cloud, while protecting our customers’ existing investments. It will maintain SAP’s revenue and margin targets for 2015 and continuing profitable growth beyond 2015.

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